Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis

Description	Three Months Ended December 2017 vs. 2016	Year-to-Date December 2017 vs. 2016

Retail Sales	$0.02	$(0.04)

Retail Revenue Impacts	0.09	0.32

Weather	0.04	(0.18)

Wholesale Operations	—	(0.01)

Other Operating Revenues	0.01	—

Non-Fuel O&M	0.04	0.15

Purchased Power Capacity Expense	—	0.01

Depreciation and Amortization	(0.02)	(0.05)

Taxes Other Than Income Taxes	(0.01)	—

Other Income and Deductions	(0.02)	(0.08)

Income Taxes	(0.01)	(0.03)

Total Traditional Electric Operating Companies	$0.14	$0.09

Southern Power	0.04	—

Southern Company Gas[1]	0.04	0.31

Parent and Other	—	(0.12)

Increase in Shares	(0.01)	(0.16)

Total Change in EPS (Excluding Items)	$0.21	$0.12

Kemper IGCC Impacts[2]	(0.09)	(2.09)

Loss on Plant Scherer Unit 3[3]	—	(0.02)

Acquisition and Integration Costs[4]	(0.02)	0.04

Wholesale Gas Services[5]	(0.09)	(0.06)

Tax Reform[6]	0.28	0.28

Total Change in EPS (As Reported)	$0.29	$(1.73)

- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis
Three and Twelve Months Ended December 2017 vs. December 2016
Notes

- For comparative purposes, Net Income - Excluding Items and Basic Earnings Per Share - Excluding Items in prior year periods do not reflect any adjustments to exclude (1) Southern Company Gas earnings, net of acquisition and integration costs and Wholesale Gas Services ($0.10 and $0.15 per share for the three and twelve months ended December 31, 2016, respectively), (2) acquisition debt financing costs related to the acquisition of Southern Company Gas ($0.04 and $0.11 per share for the three and twelve months ended December 31, 2016, respectively), and (3) the impact of additional shares of common stock issued to finance a portion of the purchase price for the 50% interest in Southern Natural Gas Company, L.L.C. ($0.01 and $0.03 per share for the three and twelve months ended December 31, 2016, respectively). These items were not contemplated in Southern Company's February 2016 guidance and, therefore, were previously excluded in the periods through December 31, 2016.

(1) On July 1, 2016, Southern Company completed the acquisition of Southern Company Gas.

(2) Earnings for the three and twelve months ended December 31, 2017 and 2016 include charges related to Mississippi Power Company's integrated coal gasification combined cycle facility construction project in Kemper County, Mississippi (Kemper IGCC) which significantly impacted the presentation of earnings and earnings per share. These charges for the three and twelve months ended December 31, 2017 include $4 million of related legal expenses, recorded as operations and maintenance expenses. Additional cancellation costs of approximately $50 million to $100 million pretax are expected to occur in future periods.

Earnings for the twelve months ended December 31, 2017 and the three and twelve months ended December 31, 2016 include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. AFUDC equity ceased in connection with the project's suspension in June 2017. Southern Company's 2017 earnings guidance, initially presented in October 2016, assumed construction would be complete and AFUDC equity would cease by November 30, 2016. Southern Company's 2016 earnings guidance, initially presented in February 2016, assumed construction would be complete and AFUDC equity would cease by August 31, 2016. As a result, Southern Company believes presentation of earnings per share excluding AFUDC equity subsequent to August 31, 2016 provides investors with information comparable to guidance. Management also uses such measures to evaluate Southern Company's performance.

(3) Earnings for the twelve months ended December 31, 2017 include a $32.5 million write-down ($20 million after tax) of Gulf Power Company's ownership of Plant Scherer Unit 3 as a result of the retail rate case settlement approved by the Florida Public Service Commission on April 4, 2017. Further charges are not expected to occur.

(4) Earnings for the three and twelve months ended December 31, 2017 and 2016 include costs related to the acquisition and integration of Southern Company Gas and earnings for the three and twelve months ended December 31, 2017 include costs related to the pending dispositions of Elizabethtown Gas and Elkton Gas. Further costs are expected to continue to occur in connection with integration activities and closing the dispositions; however, the amount and duration of such expenditures is uncertain.

(5) Earnings for the three and twelve months ended December 31, 2017 and 2016 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(6) Earnings for the three and twelve months ended December 31, 2017 include the net tax benefit as a result of federal tax reform legislation, which was signed into law on December 22, 2017. Southern Company's 2017 earnings guidance, initially presented in October 2016, assumed no changes to tax laws. As a result, Southern Company believes presentation of earnings per share excluding this net tax benefit provides investors with information comparable to guidance. Management also uses such measures to evaluate Southern Company's performance. The impact of federal tax reform legislation ($21 million) on the Wholesale Gas Services business of Southern Company Gas is included in the adjustment above for Wholesale Gas Services.